Exhibit 99.1

PRESS RELEASE

May 3, 2004

Monterey Pasta Company

1528 Moffett Street, Salinas, California 93905

831/753-6262

CONTACTS:	Jim Williams, Chief Executive Officer, Ext. 118 (jimw@montereypasta.com)
Scott Wheeler, Chief Financial Officer, Ext. 141 (scottw@montereypasta.com)

FOR IMMEDIATE RELEASE

MONTEREY PASTA REPORTS FIRST QUARTER RESULTS

•	First Quarter Sales increase 2% compared with 2003
•	Reports First Quarter loss of $0.03 per share

SALINAS, CA (May 3, 2004) — Monterey Pasta Company (NASDAQ: PSTA) today reported a net loss for the quarter ended March 28, 2004 of $481,000, or $0.03 per share, on net revenues of $16,385,000 based on 14.2 million primary and 14.4 million diluted shares outstanding. This compares with a net income of $912,000 for the quarter ended March 30, 2003 which resulted in earnings of $0.06 per share, based on 14.2 million primary and 14.4 million diluted shares outstanding.

Mr. Jim Williams, President/CEO of Monterey Pasta, explained, “We are pleased to announce that net revenues for the quarter exceeded last year.  The sales increase from the addition of CIBO Naturals (acquired in late January, 2004) and the sales decrease from the lost national private label account are included in these results.  Excluding these exceptional items, sales declined 2% for the quarter.  Sales to our largest club account, excluding sales from CIBO, declined 16%.  However, sales to our second largest club account increased 13% and sales to our retail supermarket accounts increased 5%, excluding CIBO’s sales and sales to the national private label account.”

Commenting on earnings, Mr. Williams stated, “Earnings were significantly affected by increased costs in four key areas.  First, variable cost increases have impacted the quarter by approximately $465,000, especially in raw materials (dairy, eggs, cheese and protein items), utilities and freight when compared to the first quarter of 2003.  These same items also impacted CIBO’s profits for the quarter in many of the same areas as our core business.  Second, higher fixed costs associated with operating two plants in Salinas, California are being absorbed over less volume than one year ago causing further erosion of margin.  Third, increased spending and promotional levels for club stores did not generate the sales we anticipated. Finally, legal fees for the first quarter were $270,000.  These legal fees related primarily to a final reconciliation of all costs associated with the two securities lawsuits recently resolved in our favor and legal costs associated with the Bongrain USA lawsuit discussed in our 10-K.”

Mr. Williams further stated, “While the first quarter financial results were below expectations, we continue to make significant progress on our key strategic initiatives.  First, our “quick-prep” meal line is performing well and represents 8% of our sales for the first quarter, with most of these sales coming from our largest club customer.  Based on these positive results, we are moving forward with plans to automate the production of these items, which should improve profit margins.  Second, our CarbSmart reduced carbohydrate line continues to sell well and we gained additional distribution as announced on April 5, 2004   Third, response to our new “meal kits” program has been positive and we have several innovative new kits to present in the coming months.  Lastly, our investment in CIBO Naturals is proving to be a good use of our cash.  CIBO has surpassed sales targets during their first two months as part of Monterey Pasta.  With the initial positive results from these initiatives, we feel confident that we are building a solid base for the long-term development and success of our business.”

This press release contains forward-looking statements concerning the effect of Monterey Pasta’s corporate acquisitions and product innovations on projected sales for future periods by product including without limitation statements including such terms as “plans”, “should”, “present”, “in coming months”, “significant progress”, “moving forward”, “building” and “development”.  These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.  Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.  Among the factors that could cause Monterey Pasta’s actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of CIBO Naturals’ operations, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers (iv) the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity  (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production (ix) intense competition in the market in which the Company competes (x) Monterey Pasta’s ability to source competitively priced raw materials to achieve historical operating margins.  In addition, the Company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

The Company has provided additional information regarding risks associated with the business in the Company’s Annual Report on Form 10-K for fiscal 2003, and its Report of Material Event on Form 8-K dated April 12, 2004 regarding the CIBO acquisitions, which readers are encouraged to review.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California,  its organic food production facility in Eugene, Oregon and its newly acquired facility in Seattle, Washington.  Monterey Pasta has national distribution of its products in over 9,500 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

TABLE TO FOLLOW

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	First Quarter and YTD Ended
(000’s except earnings per share numbers)	March 28, 2004	March 30, 2003

Net revenues	16,385	16,077
Cost of sales	11,903	10,493

Gross profit	4,482	5,584
Selling, general and administrative expenses	5,180	4,124
Operating income (loss)	(698)	1,460

Other income, net	12	—

Interest income (expense), net	(26)	23

Income (loss) before provision for income taxes	(712)	1,483

Income tax benefit (provision)	231	(571)
.
Net income (loss)	(481)	912

Basic income (loss) per common share	(0.03)	0.06
Diluted income (loss) per common share	(0.03)	0.06

Basic shares outstanding	14,218,835	14,200,588

Diluted shares outstanding	14,396,331	14,412,116